QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

Consent of Cronkite & Kissell LLC

        We hereby consent to (i) the use of our opinion letter, dated August 30, 2015, to the Board of Directors of Joe's Jeans Inc. included in Appendix C to the proxy and consent solicitation statement/prospectus relating to the proposed Merger and Merger Transactions (as such terms are defined in the proxy and consent solicitation statement/prospectus) and (ii) the references to such opinion in such proxy and consent solicitation statement/prospectus in the sections entitled "Summary—Opinion of the Company's Financial Advisor," "The Merger—Background of the Merger," "The Merger—Reasons for the Merger and Recommendation of the Company's Board of Directors," "The Merger—Projected Financial Information of the Company" and "The Merger—Opinion of the Company's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ CRONKITE & KISSELL LLC CRONKITE & KISSELL LLC

November 2, 2015

QuickLinks

  Exhibit 99.2
Consent of Cronkite & Kissell LLC